Exhibit 21.0

Subsidiaries

Registrant	Jurisdiction or State of Incorporation

Chicopee Bancorp, Inc.

Subsidiaries

Chicopee Savings Bank	Massachusetts

Chicopee Funding Corporation (1)	Massachusetts

CSB Colts, Inc. (1)	Massachusetts

CSB Investment Corp. (1)	Massachusetts

Cabot Realty L.L.C. (2)	Massachusetts

Cabot Management Corporation (1)	Massachusetts

(1)	Wholly owned subsidiary of Chicopee Savings Bank.

(2)	Chicopee Savings Bank owns a 99% interest in Cabot Realty L.L.C. and Cabot Management Corp. owns a 1% interest.